Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stonegate Mortgage Corporation 2013 Non-Employee Director Plan of our report, dated March 30, 2013, with respect to the consolidated financial statements as of and for the years ended December 31, 2012 and 2011 of Stonegate Mortgage Corporation (the “Company”), appearing in the prospectus dated October 10, 2013, filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement on Form S-1, as amended (File No. 333-191047).

/s/ RICHEY, MAY & CO., LLP

RICHEY, MAY & CO., LLP

November 21, 2013